================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                  SCHEDULE 13D
                                 (RULE 13D-101)

                              --------------------

                                (AMENDMENT NO. 5)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(A)

                             BARNEYS NEW YORK, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


COMMON STOCK, PAR VALUE $.01 PER SHARE                         06808T 107
--------------------------------------------------------------------------------
    (Title of class of securities)                           (CUSIP number)

                                   BAY HARBOUR
                                 MANAGEMENT L.C.
                          885 Third Avenue, 34th Floor
                            New York, New York 10022
                                 (212) 371-2211

                           BAY HARBOUR PARTNERS, LTD.
                                 c/o MeesPierson
                            Montague Sterling Center
                                 East Bay Street
                                 P.O. Box SS6238
                                 Nassau, Bahamas

                               STEVEN A. VAN DYKE
                              DOUGLAS P. TEITELBAUM
                         c/o Bay Harbour Management L.C.
                          885 Third Avenue, 34th Floor
                            New York, New York 10022
                                 (212) 371-2211
--------------------------------------------------------------------------------
           (Name, address and telephone number of person authorized to receive notices and communications)

                                 WITH A COPY TO:

                              TED S. WAKSMAN, ESQ.
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                          New York, New York 10153-0119
                                 (212) 310-8000
                                December 20, 2004
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                       (Continued on the following pages)
                              (Page 1 of 12 Pages)

================================================================================

---------------------------------------------------------------------------                ---------------------------------------
CUSIP No.06808T107                                                                13D                          Page 2 of 12
---------------------------------------------------------------------------                ---------------------------------------
--------------------------- --------------------------------------------------------------------------- --------------------------
1
                            NAME OF REPORTING PERSON:                                            Bay Harbour Management L.C.

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- --------------------------------------------------------------------------- --------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                        (a)  [ ]
                                                                                                                     (b)  [x]
--------------------------- ------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- ------------------------------------------------------------------------------------------------------
4
                            SOURCE OF FUNDS:                               OO
--------------------------- ------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                                  [ ]
--------------------------- ------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       Florida, USA
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                            -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            8
                                        SHARED VOTING POWER:                                                          -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            10
                                        SHARED DISPOSITIVE POWER:                                                     -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                             -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                      [ ]
--------------------------- --------------------------------------------------------------------------- ------------------- ------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
14
                            TYPE OF REPORTING PERSON:                                                   IA
--------------------------- --------------------------------------------------------------------------- ------------------- ------




                                       2

---------------------------------------------------------------------------                ---------------------------------------
CUSIP No. 06808T107                                                               13D                          Page 3 of 12
---------------------------------------------------------------------------                ---------------------------------------

--------------------------- --------------------------------------------------------------------------- --------------------------
1
                            NAME OF REPORTING PERSON:                                          Tower Investment Group, Inc.

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- --------------------------------------------------------------------------- --------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)  [ ]
                                                                                                                  (b)  [x]
--------------------------- ------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- ---------------------------------------------- -------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- ------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                               [ ]
--------------------------- ------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       Florida, USA
--------------------------- --------------------------------------------------------------------------- --------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                            -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            8
                                        SHARED VOTING POWER:                                                          -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            10
                                        SHARED DISPOSITIVE POWER:                                                     -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                             -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                      [ ]
--------------------------- --------------------------------------------------------------------------- ------------------- ------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
14
                            TYPE OF REPORTING PERSON:                                                   HC
--------------------------- --------------------------------------------------------------------------- ------------------- ------




                                       3

---------------------------------------------------------------------------                ---------------------------------------
CUSIP No. 06808T107                                                               13D                          Page 4 of 12
---------------------------------------------------------------------------                ---------------------------------------

--------------------------- --------------------------------------------------------------------------- --------------------------
1
                            NAME OF REPORTING PERSON:                                                   Steven A. Van Dyke

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- --------------------------------------------------------------------------- --------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a)  [ ]
                                                                                                                 (b)  [x]
--------------------------- ------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- ---------------------------------------------- -------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- ------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                             [ ]
--------------------------- ------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       United States
--------------------------- --------------------------------------------------------------------------- --------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                            -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            8
                                        SHARED VOTING POWER:                                                          -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            10
                                        SHARED DISPOSITIVE POWER:                                                     -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                             -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                  [ ]
--------------------------- --------------------------------------------------------------------------- ------------------- ------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
14
                            TYPE OF REPORTING PERSON:                                                   IN
--------------------------- --------------------------------------------------------------------------- ------------------- ------




                                       4

---------------------------------------------------------------------------                ---------------------------------------
CUSIP No.06808T107                                                                13D                          Page 5 of 12
---------------------------------------------------------------------------                ---------------------------------------

--------------------------- --------------------------------------------------------------------------- --------------------------
1
                            NAME OF REPORTING PERSON:                                                   Douglas P. Teitelbaum

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- --------------------------------------------------------------------------- --------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                  (a)  [ ]
                                                                                                               (b)  [x]
--------------------------- ------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- ---------------------------------------------- -------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- ------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                          [ ]
--------------------------- --------------------------------------------------------------------------- --------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       United States
--------------------------- --------------------------------------------------------------------------- --------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                            -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            8
                                        SHARED VOTING POWER:                                                          -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            10
                                        SHARED DISPOSITIVE POWER:                                                     -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                             -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                    [ ]
--------------------------- --------------------------------------------------------------------------- ------------------- ------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
14
                            TYPE OF REPORTING PERSON:                                                   IN
--------------------------- --------------------------------------------------------------------------- ------------------- ------




                                       5

---------------------------------------------------------------------------                ---------------------------------------
CUSIP No.06808T107                                                                13D                          Page 6 of 12
---------------------------------------------------------------------------                ---------------------------------------

--------------------------- --------------------------------------------------------------------------- --------------------------
1
                            NAME OF REPORTING PERSON:                                                   Trophy Hunter, Inc.

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- --------------------------------------------------------------------------- --------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                 (a)  [ ]
                                                                                                              (b)  [x]
--------------------------- ------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- ---------------------------------------------- -------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- ------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                          [ ]
--------------------------- --------------------------------------------------------------------------- --------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       Florida, USA
--------------------------- --------------------------------------------------------------------------- --------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                            -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            8
                                        SHARED VOTING POWER:                                                          -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            10
                                        SHARED DISPOSITIVE POWER:                                                     -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                             -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                  [ ]
--------------------------- --------------------------------------------------------------------------- ------------------- ------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
14
                            TYPE OF REPORTING PERSON:                                                   CO
--------------------------- --------------------------------------------------------------------------- ------------------- ------




                                       6

---------------------------------------------------------------------------                ---------------------------------------
CUSIP No.06808T107                                                                13D                          Page 7 of 12
---------------------------------------------------------------------------                ---------------------------------------

--------------------------- --------------------------------------------------------------------------- --------------------------
1
                            NAME OF REPORTING PERSON:                                     Trophy Hunter Investments, Ltd.

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- --------------------------------------------------------------------------- --------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)  [ ]
                                                                                                                  (b)  [x]
--------------------------- ------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- ---------------------------------------------- -------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- ------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                               [ ]
--------------------------- ------------------------------------------------------------------------------------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       Florida, USA
--------------------------- --------------------------------------------------------------------------- --------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                            -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            8
                                        SHARED VOTING POWER:                                                          -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            10
                                        SHARED DISPOSITIVE POWER:                                                     -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                             -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   [  ]
--------------------------- --------------------------------------------------------------------------- ------------------- ------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
14
                            TYPE OF REPORTING PERSON:                                                   PN
--------------------------- --------------------------------------------------------------------------- ------------------- ------




                                       7

---------------------------------------------------------------------------                ---------------------------------------
CUSIP No.06808T107                                                                13D                          Page 8 of 12
---------------------------------------------------------------------------                ---------------------------------------

--------------------------- --------------------------------------------------------------------------- --------------------------
1
                            NAME OF REPORTING PERSON:                                                   BHB LLC

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- --------------------------------------------------------------------------- --------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                        (a)  [ ]
                                                                                                        (b)  [x]
--------------------------- ------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- ---------------------------------------------- -------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- ------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                     [ ]
--------------------------- --------------------------------------------------------------------------- --------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       Delaware, USA
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                            -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            8
                                        SHARED VOTING POWER:                                                          -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            10
                                        SHARED DISPOSITIVE POWER:                                                     -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                             -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   [ ]
--------------------------- --------------------------------------------------------------------------- ------------------- ------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
14
                            TYPE OF REPORTING PERSON:                                                               OO
--------------------------- --------------------------------------------------------------------------- ------------------- ------




                                       8

---------------------------------------------------------------------------                ---------------------------------------
CUSIP No.06808T107                                                                13D                          Page 9 of 12
---------------------------------------------------------------------------                ---------------------------------------

--------------------------- --------------------------------------------------------------------------- --------------------------
1
                            NAME OF REPORTING PERSON:                                             Bay Harbour Partners, Ltd.

                            IRS IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------- --------------------------------------------------------------------------- --------------------------
2
                            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                                                        (a)  [ ]
                                                                                                        (b)  [x]
--------------------------- ------------------------------------------------------------------------------------------------------
3
                            SEC USE ONLY
--------------------------- ---------------------------------------------- -------------------------------------------------------
4
                            SOURCE OF FUNDS                                OO
--------------------------- ------------------------------------------------------------------------------------------------------
5
                            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
                            2(d) or 2(e):                                                                           [ ]
--------------------------- --------------------------------------------------------------------------- --------------------------
6
                            CITIZENSHIP OR PLACE OF ORGANIZATION:                                       Bahamas
--------------------------- --------------------------------------------------------------------------- --------------------------
                            7
     NUMBER OF SHARES                   SOLE VOTING POWER:                                                            -0-

       BENEFICIALLY
         OWNED BY

           EACH
        REPORTING

       PERSON WITH
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            8
                                        SHARED VOTING POWER:                                                          -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            9
                                        SOLE DISPOSITIVE POWER:                                                       -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
                            10
                                        SHARED DISPOSITIVE POWER:                                                     -0-
--------------------------- ----------- --------------------------------------------------------------- ------------------- ------
11
                            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:                             -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
12
                            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                  [ ]
--------------------------- --------------------------------------------------------------------------- ------------------- ------
13
                            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       -0-
--------------------------- --------------------------------------------------------------------------- ------------------- ------
14
                            TYPE OF REPORTING PERSON:                                                   CO
--------------------------- --------------------------------------------------------------------------- ------------------- ------


           This Amendment No. 5 ("Amendment No. 5") amends the statement on
Schedule 13D (the "Schedule 13D") filed on March 27, 2000 as amended by Amendment No. 1 filed on September 8, 2000, as amended by Amendment No. 2 filed on October 25, 2000, as amended by Amendment No. 3 filed on January 15, 2003 and as amended by Amendment No. 4 filed on November 17, 2004 by and on behalf of Bay Harbour Management L.C. ("Bay Harbour"), Tower Investment Group, Inc. ("Tower"), Steven A. Van Dyke ("Mr. Van Dyke"), Douglas P. Teitelbaum ("Mr. Teitelbaum"), Trophy Hunters, Inc. ("Trophy"), Trophy Hunter Investments, Ltd. ("Trophy Investments"), BHB LLC ("BHB LLC") and Bay Harbour Partners, Ltd. ("Bay Harbour Partners") (the foregoing being referred to collectively as the "Reporting Persons") with respect to their ownership of common stock, par value $0.01 per share ("Common Stock"), of Barneys New York, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not defined herein have the meanings ascribed to them in the Schedule 13D.

           The responses to Item 4 (Purpose of Transaction) and Item 5 (Interest in Securities of the Issuer) are hereby amended as follows:

ITEM 4.    PURPOSE OF TRANSACTION.

           As previously reported, on November 10, 2004, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Jones Apparel Group, Inc., a Pennsylvania corporation ("Jones") and Flintstone Acquisition Corp., a Delaware corporation ("Merger Sub"). Pursuant to the Merger Agreement, on December 20, 2004, Merger Sub merged with and into Company (the "Merger") with the Company continuing as the surviving corporation in the Merger. Upon completion of the Merger, the Company became a wholly owned indirect subsidiary of Jones and each holder of Common Stock became entitled to receive $19.00 per share in cash, without interest. Consequently, the Reporting Persons are no longer the beneficial owners of any shares of Common Stock.

ITEM 5.    INTEREST IN SECURITIES OF THE ISSUER.

           (a) The information in Rows (11) through (13) of the cover pages of this Amendment No. 5 is incorporated herein by reference. As of December 20, 2004, the Reporting Persons no longer beneficially own any shares of Common Stock.

           (b) The information in (i) Rows (7) through (10) of the cover pages of this Amendment No. 5 and (ii) Item 5(a) hereof is incorporated herein by reference.

           (c) The information set forth in Item 4 of this Amendment No. 5 is incorporated herein by reference.

           (d) Not applicable

           (e) The Reporting Persons ceased to be the beneficial owner of more than five percent of the Common Stock on December 20, 2004.

                                   SIGNATURES

           After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated as of: December 22, 2004              TOWER INVESTMENT GROUP, INC.

                                            By: /s/ Steven A. Van Dyke
                                                -------------------------------
                                                Name: Steven A. Van Dyke
                                                Title: President



                                            BAY HARBOUR MANAGEMENT L.C.

                                            By: /s/ Steven A. Van Dyke
                                                -------------------------------
                                                Name: Steven A. Van Dyke
                                                Title: President



                                                /s/ Steven A. Van Dyke
                                                -------------------------------
                                                STEVEN A. VAN DYKE


                                                /s/ Douglas P. Teitelbaum
                                                -------------------------------
                                                DOUGLAS P. TEITELBAUM



                                            TROPHY HUNTER INVESTMENTS, LTD.

                                            By: /s/ Steven A. Van Dyke
                                                -------------------------------
                                                Name: Steven A. Van Dyke
                                                Title: Authorized Signatory

                                            TROPHY HUNTER, INC.

                                            By: /s/ Steven A. Van Dyke
                                                -------------------------------
                                                Name: Steven A. Van Dyke
                                                Title: Authorized Signatory



                                            BAY HARBOUR PARTNERS, LTD.

                                            By: /s/ Steven A. Van Dyke
                                                -------------------------------
                                                Name: Steven A. Van Dyke
                                                Title: Authorized Signatory



                                            BHB LLC

                                            By: /s/ Steven A. Van Dyke
                                                -------------------------------
                                                Name: Steven A. Van Dyke
                                                Title: Authorized Signatory